Exhibit 21.1

TPCO HOLDING CORP SUBSIDIARIES

Name	Jurisdiction of Incorporation of Organization	Percentage of Voting Securities Owned by its Immediate Parent
Alpha Staffing, LLC	California	100
Caliva CADECC1, LLC	California	100
Caliva CADINH1, Inc.	California	100
Caliva CAMISJ2, Inc.	California	100
Caliva CARECE1, LLC	California	100
Caliva CAREDELA1, LLC	California	42
Caliva CARERC1, LLC	California	100
CMG Partners, Inc.	Delaware	100
Fluid South, Inc.	California	100
Fresh Options, LLC	California	100
G & C Staffing, LLC	California	100
LCV Holdings sisu 710, LLC	California	100
Left Coast Ventures, Inc.	Delaware	100
NC3 Systems, Inc.	California	100
NC4 Systems, Inc.	California	100
NC5 Systems, Inc.	California	100
NC6 Systems, Inc.	California	100
OG California Branding, Inc.	California	100
Sisu Extraction, LLC	California	100
Social Equity Ventures, LLC	California	100
Sturdivant Ventures, LLC d/b/a Landseye California	California	100
TPCO US Holding LLC	Delaware	100